SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

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☐ ☐ ☒	Preliminary Proxy Statement Definitive Proxy Statement Definitive Additional Materials	☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

METASOLV, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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METASOLV, INC.

5556 Tennyson Parkway

Plano, Texas 75024

SECOND SUPPLEMENT

TO

PROXY STATEMENT DATED APRIL 13, 2005

This second supplement being mailed to stockholders on or about May 3, 2005, amends our proxy statement dated April 13, 2005 relating to the solicitation of proxies by the Board of Directors of MetaSolv, Inc. for matters to be considered at the Company’s Annual Meeting of Stockholders scheduled for May 10, 2005. The proxy statement included a proposal to amend the Company’s Employee Stock Purchase Plan (the “ESPP”) to increase the number of shares subject to the ESPP by 2,500,000 shares (“Proposal #2”). The amendment to the ESPP requires the affirmative vote at the Annual Meeting of at least a majority of the outstanding shares of the Company’s Common Stock represented in person or by proxy and entitled to vote on the proposal. Abstentions will have the same effect as votes in opposition to the proposal. Broker non-votes will not have the effect of votes for or against the proposal. The foregoing disclosure regarding the vote requirements and the effects of abstentions and broker non-votes amends the paragraph regarding Proposal #2 under the “Votes Required” section of the proxy statement.